                                                                   EXHIBIT 12.2

                                   PROLOGIS

          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS
                         (Dollar amounts in thousands)

                                              Year Ended December 31,
                                     -------------------------------------------
                                       1998     1997      1996    1995    1994
                                     -------- --------  -------- ------- -------
Net earnings from operations.......  $105,764 $ 32,371  $ 79,384 $47,660 $25,066
Add:
  Interest expense.................    77,650   52,704    38,819  32,005   7,568
                                     -------- --------  -------- ------- -------
Earnings as adjusted...............  $183,414 $ 85,075  $118,203 $79,665 $32,634
                                     ======== ========  ======== ======= =======
Combined fixed charges and
 preferred share dividends:
  Interest expense.................  $ 77,650 $ 52,704  $ 38,819 $32,005 $ 7,568
  Capitalized interest.............    19,173   18,365    16,138   8,599   2,208
                                     -------- --------  -------- ------- -------
    Total fixed charges............    96,823   71,069    54,957  40,604   9,776
  Preferred share dividends (a)....    49,098   35,318    25,895   6,698     --
                                     -------- --------  -------- ------- -------
Combined fixed charges and
 preferred share dividends.........  $145,921 $106,387  $ 80,852 $47,302 $ 9,776
                                     ======== ========  ======== ======= =======
Ratio of earnings to combined fixed
 charges and preferred share
 dividends.........................       1.3       (b)      1.5     1.7     3.3
                                     ======== ========  ======== ======= =======

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(a) ProLogis had no preferred shares in 1994.
(b) Due to a one-time, non-recurring charge of $75.4 million relating to the costs incurred in acquiring the management companies from an affiliate, earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1997 by $21.3 million.